EXHIBIT 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

ATC TECHNOLOGY CORPORATION

a Delaware corporation

ARTICLE I

NAME OF CORPORATION

The name of the corporation is ATC Technology Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE; REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”).

ARTICLE IV

AUTHORIZED STOCK

The Corporation shall have authority to issue Five Thousand (5,000) shares of common stock with a par value of $0.001 per share.

ARTICLE V

ELECTION OF DIRECTORS

Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

AMENDMENT OF BYLAWS

In furtherance of the powers conferred by the DGCL, the board of directors of the Corporation shall have the power to adopt, amend or repeal the By-laws.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extend permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Notwithstanding the preceding sentence, except as otherwise provided herein or by applicable law, the Corporation shall not be required to indemnify any person in connection with any action, suit or proceeding commenced by such person unless the commencement of such action, suit or proceeding by such person was authorized by the board of directors of the Corporation. Expenses incurred by any such director or officer in defending any such action, suit or proceeding shall be advanced by the Corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the DGCL and this Article VII. The Corporation may, to the fullest extent permitted by the DGCL and upon the authorization of, and subject to such conditions or limitations as may be imposed by, the board of directors of the Corporation, indemnify and advance the expenses of any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the fullest extent permitted by the DGCL, purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability which may be asserted against such person. To the fullest extent permitted by the DGCL, the indemnification provided pursuant hereto shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and, in the manner provided in the DGCL, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the DGCL, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Restated Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; except as otherwise expressly limited by this document, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.

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